Exhibit 11

                        CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                    (UNAUDITED)



                                         Three months          Nine months
                                      ended September 30   ended September 30
                                      ------------------   ------------------
                                        1996      1995       1996      1995
                                        ----      ----       ----      ----
                                        (Dollars, except per share amounts,
                                             and shares in thousands)

Net income                            $36,350    31,880     98,956    85,047
Dividends applicable to
 preferred stock                         (128)      (29)      (285)      (86)
                                      -------   -------    -------   -------

Net income applicable to common
 stock                                 36,222    31,851     98,671    84,961
Dividends applicable to preferred
 stock                                    128        29        285        86
Interest on convertible securities,
 net of taxes                             145        47        435       573
                                      -------   -------    -------   -------

Net income as adjusted for purposes
 of computing fully diluted earnings
 per share                            $36,495    31,927     99,391    85,620
                                      =======   =======    =======   =======

Weighted average number of shares:
  Outstanding during period            59,744    58,681     59,552    57,642
  Common stock equivalent shares          697       425        639       528
  Employee Stock Ownership Plan
   shares not committed to be
   released                              (330)     (372)      (338)     (380)
                                      -------   -------    -------   -------

Number of shares for computing
 primary earnings per share            60,111    58,734     59,853    57,790

Incremental common shares
 attributable to additional
 dilutive effect of convertible
 securities                               770       459        740     1,022
                                      -------   -------    -------   -------

Number of shares as
 adjusted for purposes of
 computing fully diluted
 earnings per share                    60,881    59,193     60,593    58,812
                                      =======   =======    =======   =======


Earnings per average common share     $   .61       .54       1.66      1.47
                                      =======   =======    =======   =======

Primary earnings per share            $   .60       .54       1.65      1.47
                                      =======   =======    =======   =======

Fully diluted earnings per share      $   .60       .54       1.64      1.46
                                      =======   =======    =======   =======


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